As filed with the Securities and Exchange Commission on May 3, 2023 Registration No. 333-255657

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________________
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_____________________________________________
M.D.C. HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)
_____________________________________________

Delaware	84-0622967
(State of Incorporation)	(I.R.S. Employer Identification No.)
_____________________________________________
4350 South Monaco Street, Suite 500
Denver, Colorado 80237
(Address of Principal Executive Offices)
M.D.C. Holdings, Inc. 2021 Equity Incentive Plan
(Full Title of the Plan)
Joseph H. Fretz, Esq.
Vice President, Secretary and Corporate Counsel
M.D.C. Holdings, Inc.
4350 South Monaco Street, Suite 500
Denver, Colorado 80237
(303) 773-1100
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Garth B. Jensen, Esq.
Sherman & Howard L.L.C.
675 Fifteenth Street, Suite 2300
Denver, CO 80202
(303) 297-2000
_____________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definition of “large accelerated filer”, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐
Non-Accelerated Filer	☐	Smaller Reporting Company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (No. 333-255657), initially filed on April 30, 2021 (the “Registration Statement”), is being filed solely to amend the Registration Statement to add additional Part II information. Except for the addition of the information in Part II, the Registration Statement (including exhibits) is unchanged from the previous filing. This amendment should be read in conjunction with the initial filing of the Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 4. Incorporation of Documents by Reference
Not applicable
Item 5. Interests of Named Experts and Counsel
The opinion as to the legality of the securities being registered of Joseph H. Fretz, Esq., who is employed full time by the Registrant as Secretary and Corporate Counsel, was filed as an exhibit to the Registration Statement. Mr. Fretz is eligible to participate in the M.D.C. Holdings, Inc. 2021 Equity Incentive Plan and has received an award under that plan.

Item 6. Interests of Named Experts and Counsel
The By-Laws of the Company provide for indemnification of the officers and directors of the Company to the fullest extent permitted by applicable law.
Section 145 of the Delaware General Corporation Law provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Additionally, the Certificate of Incorporation of MDC eliminates in certain circumstances the monetary liability of directors for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director (i) for a breach of the director’s duty of loyalty to the respective corporation or its stockholders; (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for liability arising under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law); or (iv) for any transaction from which the director derived an improper personal benefit.

The Company has obtained directors’ and officers’ liability insurance that provides insurance coverage for certain liabilities that may be incurred by the directors and officers of the Company.

The Company also has entered into separate indemnification agreements with its directors and certain of its officers, which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require the Company, among other things, to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers. These indemnification agreements may also require the Company to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to provide for their coverage under directors’ and officers’ insurance policies, if such policies are maintained by the Company.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Company’s Certificate of Incorporation or Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Item 7. Exemption from Registration Claimed
Not applicable.
Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That: paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado, on the 3rd day of May, 2023.
M.D.C. HOLDINGS, INC.

By:    /s/ Michael L. Kaplan
Michael L. Kaplan
Senior Vice President and General Counsel

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Executive Chairman	May 3, 2023
Larry A. Mizel	(principal executive officer)

*	Director, President and Chief Executive Officer	May 3, 2023
David D. Mandarich

/s/ Robert N. Martin	Senior Vice President, Chief Financial Officer	May 3, 2023
Robert N. Martin	(principal financial officer)

/s/ Derek R. Kimmerle	Vice President, Controller and Chief Accounting	May 3, 2023
Derek R. Kimmerle	Officer (principal accounting officer)

*	Director	May 3, 2023
Raymond T. Baker

*	Director	May 3, 2023
Michael A. Berman

*	Director	May 3, 2023
David E. Blackford

*	Director	May 3, 2023
Herbert T. Buchwald

Director
Rafay Farooqui

*	Director	May 3, 2023
Courtney L. Mizel

*	Director	May 3, 2023
Paris G. Reece III

*	Director	May 3, 2023
David Siegel

Director
Janice Sinden

*By:	/s/ Joseph H. Fretz
Joseph H. Fretz, Attorney-in-Fact
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